Exhibit 99.1
FOR IMMEDIATE RELEASE
Broadwing Corporation Reports Financial Results for the
Second Quarter 2006
Total Revenue Increases $2.0M Year-Over-Year
Data/Broadband Revenue Increases $10.5M Year-Over-Year
Operating Loss Narrows 63% and Net Loss Narrows 70%, Year-Over-Year
Stephen E. Courter to Lead Broadwing as CEO
AUSTIN, TX (August 3, 2006) — Broadwing Corporation (NASDAQ: BWNG), a leading provider of optical network communications services and solutions, today announced its second quarter 2006 financial and operational results.
For the second quarter 2006, Broadwing reported total revenue of $224.3 million, compared to $224.0 million reported for the first quarter 2006 and $222.2 million for the second quarter 2005. Net loss for the quarter was $11.7 million, or a loss of $0.13 per share. This compares to a net loss for the first quarter 2006 of $20.0 million, or $0.26 per share; and a net loss for the second quarter 2005 of $38.3 million, or $0.52 per share.
Second Quarter Selected Highlights:
•	Data/broadband revenue increased 9% year-over-year with growth focused on high-speed optical and converged services.

•	Cost of revenue as a percentage of total revenue improved to 62% from 66% year-over-year and to 62% from 64% quarter-over-quarter, primarily attributable to improvements in our access architecture and benefits resulting from investment in our voice network.

•	Net loss for the second quarter narrowed 70% year-over-year to $11.7 million. Net loss improvement year-over-year was primarily attributable to cost reductions and decreased depreciation, amortization, restructuring and interest expenses.
“Strong year-over-year data/broadband revenue growth was driven primarily by sales of our new Converged Services and by increased demand across virtually all of our broadband product set, but particularly for high-speed optical circuits,” said Lynn Anderson, chief financial officer of Broadwing. “Recent broadband revenue growth came mostly from enterprise customers.”
“The improvements in operating loss and net loss we reported this quarter are primarily the result of our successful efforts to reduce costs by improving the efficiency of our network,” said Anderson.
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Broadwing Corporation Reports Financial Results for the Second Quarter 2006

New Leadership
Broadwing announced July 25 that Stephen E. Courter has joined the Company as chief executive officer and director. Mr. Courter, 51, brings over 20 years of telecommunications experience to his new position, including his leadership of fiber-optic service provider Neon Communications, Inc., as CEO and Chairman until its merger with Globix Corporation in 2005. Prior to Neon, Mr. Courter was CEO of Enertel, a Dutch data, IP and corporate voice services provider and the largest alternative network in The Netherlands. Mr. Courter previously held executive positions with Sprint and Sprint International, and subsequent to serving in the United States Army, held positions with IBM and KPMG. He is a graduate of Pennsylvania State University and holds an MBA from George Washington University.
“Broadwing has everything it takes to be successful in this new telecom landscape — leading-edge network, comprehensive product set, agility, and experienced people with a strong customer focus,” said Courter. “My mission is to seize the opportunity before us, leveraging Broadwing’s impressive assets to capitalize on our market position, the transition to next generation services and the growing demand for bandwidth.”
Quarterly Financial Results Detail
Broadwing Communications services revenue can be divided into two main product categories: “data/broadband” and “voice.” Data/broadband consists of high-speed data transport services utilizing Internet protocol (“IP”) and ATM/frame relay platforms; Converged Services; long-haul transmission of data, voice and Internet traffic over dedicated circuits (Private Line); and Media transport services. Voice includes revenue from sales of long distance/local voice services, including Voice over Internet Protocol (VoIP) services.
Revenue from data/broadband services was $125.7 million, or 56% of total revenue in the second quarter. Data/broadband revenue increased 1% from the prior quarter and 9% from the second quarter 2005, with the year-over-year increase largely due to increased sales of Converged Services and sales growth across virtually all of our broadband products, particularly higher speed optical circuits. Sequential revenue growth was impacted in part by the expected disconnects of temporary “Katrina” circuits sold to carriers affected by the hurricanes last year and to continued rate compression.
Voice revenue from sales of long-distance and local voice services was $98.4 million, a 1% decrease from the prior quarter and a 7% decrease from the second quarter 2005. The year-over-year decrease in voice services revenue was due primarily to the impact of industry-wide rate compression, to lower wholesale voice volumes resulting from price increases Broadwing implemented beginning in the second half of 2005, and to a reduction in switched minutes of use from adoption of alternative technologies. Voice revenue was 44% of total revenue.
Net loss improvement from prior quarter resulted primarily from network improvements and decreased depreciation, restructuring and interest expense.
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Broadwing Corporation Reports Financial Results for the Second Quarter 2006

Financial Position
During the quarter, Broadwing strengthened its financial position by completing a private placement of $150.0 million aggregate principal amount of 3.125% Convertible Debentures due 2026. The Company also announced that the initial purchasers had exercised their 30-day option under the agreement to purchase an additional $30.0 million of the Convertible Debentures. In total, the sale of Convertible Debentures in the second quarter provided net cash proceeds of $174.0 million to the Company.
Under the terms of the agreement, the Convertible Debentures are convertible into Broadwing’s common stock at a fixed conversion rate of 60.2410 shares per $1,000 principal amount of Convertible Debentures, equivalent to an initial conversion price of approximately $16.60 per share subject to certain anti-dilution adjustments and subject to adjustment upon change of control. The Convertible Debentures will accrue interest at a rate of 3.125% per year, which Broadwing will pay semi-annually in cash.
Total net proceeds from the sale of Convertible Debentures in the second quarter and from private placements of Broadwing’s common stock with institutional investors in the first quarter 2006, were approximately $278.0 million. Broadwing intends to use the proceeds for general corporate purposes which may include but are not limited to, investments in its network and service infrastructure to support growth and enhance efficiency. In addition, consistent with the Company’s long-term strategy, proceeds may also be used for costs related to strategic acquisitions.
Capital expenditures of $23.3 million as of the three months ended June 30, 2006, included $5.2 million of a Ciena deposit that was used for equipment purchases. Other capital expenditures in the second quarter were primarily associated with network investments to support new business including increased optical circuit installations and continued enhancement of our Converged Network.
As of June 30, 2006, cash, cash equivalents and investments totaled $351.6 million.
Recent Announcements
“We are continuing to move forward on our strategic initiatives, enhancing our network to meet customers’ current and future service requirements while improving our long-term network economics,” said Scott Widham, President of Sales and Marketing for Broadwing, with additional responsibility for operations and engineering. “We announced that we are deploying Infinera’s DTN optical transmission platform in Broadwing’s regional and aggregation networks to maintain our technology leadership, increase network flexibility, and add new service capabilities. Infinera will significantly enhance our optical story while providing a bridge to next-generation transport capabilities coming into the marketplace from major industry suppliers.”
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Broadwing Corporation Reports Financial Results for the Second Quarter 2006

“In addition to the operational and economic benefits of deploying Infinera gear, the transfer of manufacturing and support for our CorWave equipment to Infinera allows us to focus solely on our core communications services delivery business, while enabling us to continue to take advantage of key Broadwing technology for our Ultra Long-haul (ULH) network,” added Kim Larsen, SVP of Mergers and Acquisitions and Corporate Development, and General Counsel for Broadwing.
The addition of Infinera to Broadwing’s roster of strategic network suppliers is a synergistic and complementary extension of the Company’s optical networking vision.
The DTN’s optical transmission capabilities will enable Broadwing to continue to meet customers’ current and future needs without costly or operationally disruptive platform upgrades. The DTN platform will enable Broadwing to offer additional managed wavelength services in cities across its nationwide network. Infinera’s system and those of Broadwing’s other major strategic suppliers, give the Company a clear path to next-generation transmission capabilities such as 40Gb/s OC-768 and native high-speed Ethernet transport.
In addition, Infinera is licensing from Broadwing intellectual property including Raman amplification, and will take over manufacturing and support for Broadwing’s CorWave network which will continue to utilize this technology. Broadwing employees who provide engineering, manufacturing and maintenance support for the CorWave network have continued in this role as Infinera employees.
“We also continue to execute on sales and marketing fronts, leveraging Broadwing’s agility, service capabilities, and OSS investments to land a high-profile deal with AOL to provide services and total system solution support for its new AIM Phoneline service,” said Scott Widham. “Broadwing’s innovative technical solutions and our complete solution approach were also the primary reasons SEKO Worldwide Inc. chose us to provide them with a comprehensive suite of business-critical communications services.”
AOL is the largest instant messenger provider in the United States. Broadwing is providing AOL with inbound and outbound local calling capability, long distance voice service, nationwide nomadic e911 service via Intrado, and total project management support for AOL’s new voice-enabled instant messenger service — AIM® Phoneline. With AIM Phoneline, AIM® users can sign up online to instantly obtain a free-to-the-user, local phone number for each AIM Screen Name. Like the AIM Screen name, the Broadwing-supplied local phone number will follow users wherever they go. AIM users can answer incoming calls or screen calls with Caller ID. The service provides always-on voicemail delivered to the user’s AIM Mail inbox as well as other features. AIM Phoneline users can also instantly upgrade to a fee-based outbound calling service with additional features. To meet AOL’s requirement for service automation from pre-qualification to provisioning to billing, Broadwing leveraged existing infrastructure previously put into place for its own Converged, Voice Over Internet Protocol (VoIP) and internal operations support and automation applications.
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Broadwing Corporation Reports Financial Results for the Second Quarter 2006

SEKO Worldwide, Inc., a global freight and logistics provider, has selected Broadwing to replace its legacy 46-node frame relay corporate network with Broadwing’s Converged Layer 3 Multiprotocol Label Switching (MPLS) virtual private network (VPN) solution with Internet access, collocation facilities and remote data protection for disaster recovery. This deal clearly illustrates Broadwing’s ability to supply complete solutions encompassing both next-generation networking and cutting-edge business utilities such as remote data protection.
Broadwing announced that it has expanded its relationship with Big Pipe Inc., a division of Canada’s Shaw Communications, and a leading provider of data networking and Internet services to North American businesses. Big Pipe has purchased high-speed, OC-192-based network backbone service from Broadwing. The 10 Gbps of dedicated bandwidth will provide Big Pipe with increased capacity on three key routes: Seattle to San Jose, Calif.; San Jose to Chicago; and Ashburn, Va. to New York.
Broadwing also announced that it has extended the international reach of its Layer 3 MPLS Virtual Private Network (VPN) service via an agreement with Global Crossing. This agreement complements the Layer 2 Virtual Private LAN Service (VPLS) extension agreement with Hutchison Global Communications that was announced in the first quarter of this year. The Company believes that its best-of-breed, multi-vendor strategy for expanding the global availability of its services provides customers with route diversity, network stability, access options, economy and in-region expertise. Broadwing’s Converged VPN services are now available in most of the world’s major business centers in North America, South America, Africa, Asia, Australia, and Europe.
Webcast Information
Broadwing will host a conference call to review its second quarter 2006 financial results and other operational developments, today, August 3 at 10:30 AM ET. The live broadcast of the conference will be available via Broadwing’s website, www.broadwing.com. An archived audio of the conference call will be available for future reference through the Broadwing website at www.broadwing.com.
About Broadwing Corporation
Broadwing Corporation (NASDAQ:BWNG), through its consolidated subsidiary Broadwing Communications, LLC (Broadwing) delivers innovative data, voice, and media solutions to enterprises and service providers. Enabled by its leading-edge optical network and award-winning products and services, Broadwing Communications provides communications solutions with unparalleled customer focus and speed. For more information, visit www.broadwing.com.
Broadwing and its logo are trademarks and/or service marks of Broadwing Communications, LLC, and/or Broadwing Corporation. All trademarks and service marks not belonging to Broadwing are the property of their respective owners.
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Broadwing Corporation Reports Financial Results for the Second Quarter 2006

Investor Note Regarding Forward-Looking Statements
Statements in this press release regarding Broadwing Corporation and/or Broadwing Communications, LLC (collectively “Broadwing”), that are not statements of historical fact may include forward-looking statements, and statements regarding Broadwing’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Broadwing’s actual results could differ materially from these statements.
# # #
Investor and Media Contact:
Dawn Benchelt
Phone: (866) 426-7847
Investorrelations@broadwing.com

BROADWING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
Unaudited

	Quarter Ended
	June 30,	June 30,
	2006	2005

Revenue	$224,273	$222,224

Cost of revenue, excluding depreciation expense	139,148	147,335

Research and development (including equity-based expense of $0 and $180 for the period ending June 30, 2006 and 2005, respectively)	—	3,108
Sales, general and administrative (including equity-based expense of $2,648 and $794 for the period ending June 30, 2006 and 2005, respectively)	81,652	76,693
Depreciation	14,499	28,241
Amortization	1,313	1,404
Restructuring and other charges (including equity-based expense of $250 and $0 for the period ending June 30, 2006 and 2005, respectively	759	1,027

Total operating expenses	237,371	257,808

Operating loss	(13,098)	(35,584)

Other income, net	3,574	2,048
Interest expense, net of capitalized amounts	(2,172)	(4,812)

Net loss	$(11,696)	$(38,348)

Net loss per common share	$(0.13)	$(0.52)

Weighted average shares outstanding	87,262	73,593

BROADWING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
Unaudited

	Quarter Ended
	June 30,	March 31,
	2006	2006

Revenue	$224,273	$224,046

Cost of revenue, excluding depreciation expense	139,148	143,721

Sales, general and administrative (including equity-based expense of $2,648 and $1,803 the period ending June 30, 2006 and March 31, 2006, respectively)	81,652	79,861
Depreciation	14,499	15,444
Amortization	1,313	1,404
Restructuring and other charges (including equity-based expense of $250 and $2,364 for the period ending June 30, 2006 and March 31, 2006, respectively)	759	2,631

	237,371	243,061

Operating loss	(13,098)	(19,015)

Other income, net	3,574	1,336
Interest expense, net of capitalized amounts	(2,172)	(2,280)

Net loss	$(11,696)	$(19,959)

Net loss per common share	$(0.13)	$(0.26)

Weighted average shares outstanding	87,262	77,169

BROADWING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
Unaudited

	June 30,	March 31,
	2006	2006

ASSETS
Current assets:
Cash and cash equivalents	$335,224	$157,251
Short-term investments	16,377	16,985
Trade accounts receivable, net of allowances of $39,638 and $37,412 at June 30, 2006 and March 31, 2006, respectively	75,945	73,867
Prepaids and other current assets	23,251	23,629

Total current assets	450,797	271,732
Restricted cash, non-current	13,603	14,060
Property and equipment, net	265,946	261,268
Goodwill	58,354	58,354
Intangible assets, net	22,103	23,416
Other non-current assets, net	24,881	24,957

Total assets	$835,684	$653,787

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$59,087	$48,640
Accrued expenses and other liabilities	51,230	51,354
Accrued communication service costs	19,372	17,104
Deferred revenue, current portion	5,986	6,718
Capital lease obligations, net of current portion	1,357	1,352
Accrued restructuring and other charges	2,690	4,492
Notes payable, net of discounts, current portion	321	311

Total current liabilities	140,043	129,971
Deferred revenue, net of current portion	17,877	17,639
Capital lease obligations, net of current portion	19,454	19,745
Notes payable, net of discounts and current portion	180,565	637
Other long-term liabilities	12,037	12,317

Total liabilities	369,976	180,309
Commitments and contingencies
Stockholders’ equity:
Common stock—$0.01 par value; 1,900,000,000 shares authorized; 88,598,636 shares issued and 87,370,456 shares outstanding as of June 30, 2006; 88,383,844 shares issued and 87,155,664 shares outstanding as of March 31, 2006	877	876
Treasury Stock (1,228,180 shares at June 30, 2006 and March 31, 2006 at cost)	(9,512)	(9,512)
Additional paid-in capital	3,312,781	3,308,876
Accumulated other comprehensive loss:
Unrealized investment losses	(17)	(36)
Accumulated deficit	(2,838,421)	(2,826,726)

Total stockholders’ equity	465,708	473,478

Total liabilities and stockholders’ equity	$835,684	$653,787

OTHER FINANCIAL INFORMATION
(In thousands)
Unaudited

	Three Months Ended
	June 30,	June 30,
	2006	2005

Capital expenditures*	$23,322	$20,079

*	Capital expenditures of $23.3 million for the three months ended June 30, 2006 included $5.2 million of Ciena deposit that was used for purchases of equipment in the second quarter.